
                                                      Registration No. 333-91265



   As filed with the Securities and Exchange Commission on November 23, 1999


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 POST-EFFECTIVE
                                   AMENDMENT
                                     NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                         ALEXION PHARMACEUTICALS, INC.
             (Exact name of Registrant as specified in its charter)

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
                   DELAWARE                                        13-3648318
        (State or other jurisdiction of                         (I.R.S. Employer
        incorporation or organization)                         Identification No.)

                            ------------------------

                                25 SCIENCE PARK
                              NEW HAVEN, CT 06511
                                 (203) 498-4210
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                               LEONARD BELL, M.D.
                         ALEXION PHARMACEUTICALS, INC.
                                25 SCIENCE PARK
                              NEW HAVEN, CT 06511
                                 (203) 776-1790
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                with copies to:

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
        MERRILL M. KRAINES, ESQ.                      DAVID R. KING, ESQ.
        LAWRENCE A. SPECTOR, ESQ.                    MICHAEL J. SHIM, ESQ.
       FULBRIGHT & JAWORSKI L.L.P.                MORGAN, LEWIS & BOCKIUS LLP
            666 FIFTH AVENUE                          1701 MARKET STREET
        NEW YORK, NEW YORK 10103               PHILADELPHIA, PENNSYLVANIA 19103
             (212) 318-3000                             (215) 963-5000
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                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-89343

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (a) Exhibits.

5.1       Opinion of Fulbright & Jaworski L.L.P.

23.1      Consent of Arthur Andersen LLP.*

23.2      Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit
          5.1).

24.1      Power of Attorney.*
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------------------------

* Previously filed.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE
REGISTRANT HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THIS
REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO
DULY AUTHORIZED, IN THE CITY OF NEW HAVEN AND STATE OF CONNECTICUT ON THE 23RD
DAY OF NOVEMBER, 1999.


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
                                                       ALEXION PHARMACEUTICALS, INC.

                                                       By:               /s/ LEONARD BELL
                                                            -----------------------------------------
                                                                        Leonard Bell, M.D.
                                                               PRESIDENT, CHIEF EXECUTIVE OFFICER,
                                                                     SECRETARY AND TREASURER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                                                       President, Chief Executive
                  /s/ LEONARD BELL                       Officer, Secretary,
     -------------------------------------------         Treasurer and Director     November 23, 1999
                 Leonard Bell, M.D.                      (principal executive
                                                         officer)

                                                       Executive Vice President
                 /s/ DAVID W. KEISER                     and Chief Operating
     -------------------------------------------         Officer (principal         November 23, 1999
                   David W. Keiser                       financial officer)

                                                       Vice President of Finance
                          *                              and Administration
     -------------------------------------------         (principal accounting      November 23, 1999
                    Barry P. Luke                        officer)

                          *
     -------------------------------------------       Chairman of the Board of     November 23, 1999
                John H. Fried, Ph.D.                     Directors

     -------------------------------------------       Director
                  Jerry T. Jackson

                          *
     -------------------------------------------       Director                     November 23, 1999
            Joseph A. Madri, Ph.D., M.D.

                          *
     -------------------------------------------       Director                     November 23, 1999
              Leonard Marks, Jr., Ph.D.


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
                          *
     -------------------------------------------       Director                     November 23, 1999
                   Max Link, Ph.D.

                          *
     -------------------------------------------       Director                     November 23, 1999
                   Eileen M. More

     -------------------------------------------       Director
                  R. Douglas Norby

     -------------------------------------------       Director
                   Alvin S. Parven



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
*By:                    /s/ LEONARD BELL
             --------------------------------------
                       Leonard Bell, M.D.
                       AS ATTORNEY-IN-FACT
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